Exhibit #10.2

2005 Transitional Amendment Number Two

Camden National Corporation

Director Deferred Compensation Plan

This Amendment, executed the 25th day of October, 2005, by Camden National Corporation, a Maine corporation with its headquarters in Camden, Maine (the “Company”) and the Plan Sponsor of the Camden National Corporation Director Deferred Compensation Plan (the “Plan”).

W I T N E S S E T H:

WHEREAS, the Company established the Plan with an initial plan year of January 1, 1993 for the benefit of its Directors; and

WHEREAS, the Plan must be amended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in order to conform to the American Jobs Creation Act of 2004; and

WHEREAS, the Internal Revenue Service (the “IRS”) has issued interim guidance in the form of IRS Notice 2005-1 (“Notice 2005-1”) and Proposed Regulations under Section 409A on September 29, 2005 (the “Proposed Regulations”) to provide plan sponsors with rules for good faith compliance with Code Section 409A pending the issuance of final regulations; and

WHEREAS, Q and A #19(c) of Notice 2005-1 allows plan sponsors to amend their non-qualified deferred compensation plans to allow participants to make new payment elections with respect to amounts deferred prior to the election without such election being treated as a change in the form and timing of payment or an acceleration of payment under Code Section 409A(a)(3); and

WHEREAS, the Proposed Regulations extended the final date by which such plan amendment and new elections could be made to December 31, 2006, but with the proviso that no new election can be made after December 31, 2005 with respect to any payment which is due in 2006 or which would cause a payment to be made in 2006.

NOW, THEREFORE, in good faith compliance with the Proposed Regulations and Notice 2005-1, and particularly Q and A #19(c) thereof, the Company hereby amends the Plan as follows effective October 25, 2005:

1. New Payment Election. Notwithstanding any prior distribution elections made by any Eligible Director of the Company under the Plan, any Eligible Director with a deferred compensation balance under the Plan on October 25, 2005 shall be given a one-time election to change his or her payment election by delivery of a new payment election to the Company on or before December 31, 2006; provided, however, that no new payment election can be made after December 31, 2005 which would change any payment due in 2006 or cause payments to be made in 2006. Such election may change the specified starting date and/or the distribution payment period as the Eligible Director shall so elect, and shall apply to all amounts deferred by such Eligible Director under the Plan. Any Eligible Director who fails to deliver a new payment election as provided above shall continue to participate in the Plan in accordance with his or her prior distribution elections, which shall be administered in accordance with the final regulations issued under Code Section 409A.

2. Transitional Amendment Number Two. This Amendment is the second (2nd) transitional amendment to the Plan under Notice 2005-1 and the Proposed Regulations. In accordance with Q and A #19(c) of Notice 2005-1, as amplified by the Proposed Regulations, any new payment election under Section 1 above should not be treated as a change in the form and timing of a payment under Code Section 409A(a)(4) or an acceleration of a payment under Code Section 409A(a)(3).

3. Effect on Plan. Pending the issuance of final guidance under Code Section 409A and the written compliance therewith, the other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of the date first written above.

Camden National Corporation

/s/ Laurel J. Bouchard	By:	/s/ Robert W. Daigle
Witness		Robert W. Daigle President & CEO